                                                                      EXHIBIT 11

US DIAGNOSTIC INC. AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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
                                                          Three Months September 30,     Nine Months Ended September 30,
                                                          --------------------------     -------------------------------
                                                             1996              1995           1996             1995
                                                             ----              ----           ----             ----
                                                                   (In Thousands, Except Per Share Amounts)
Primary Earnings Per Share:
---------------------------

    Weighted average shares outstanding (1)                 18,496            4,671           10,827           3,755
    Dilutive effect of assumed warrant conversion              152              908              138             908
    Dilutive effect of actual warrant conversion               939                             2,356               -
                                                          --------         --------         --------         -------

Primary weighted average shares of common stock
    and common stock equivalents outstanding                19,587            5,579           13,321           4,663
                                                          ========         ========         ========         =======

Net Income                                                  $2,520             $823           $7,121          $2,026

Earnings Per Share - Primary                                  $.13             $.15             $.53            $.43

Fully Diluted Earnings Per Share:
---------------------------------

    Weighted average shares outstanding (1)                 18,496            4,671           10,827           3,755
    Dilutive effect of assumed warrant conversion              154            7,182              154           5,996
    Dilutive effect of actual warrant conversion               600                -            2,825               -
    Dilutive effect of assumed conversion -
    convertible debt                                         7,750                -            4,819               -
                                                          --------         --------         --------         -------


Fully Diluted weighted average shares of common
stock and common stock equivalents outstanding              27,000           11,853           18,625           9,751
                                                            ======           ======           ======           =====

Net Income                                                $  2,520         $    823         $  7,121         $ 2,026

Adjustments to net income for interest savings                 887              955            1,689           2,477
                                                               ---              ---            -----           -----


Adjusted net income                                         $3,407           $1,778           $8,810          $4,503

Earnings Per Share - Fully Diluted                            $.13             $.15             $.47            $.46

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(1) For the 1995 periods the effects of common stock equivalents was anti-dilutive and therefore excluded from the calculation of earnings per share. This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it may produce anti-dilution.


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